Exhibit 10.2

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of May 27, 2021, by and between Silicon Valley Bank (“Bank”) and Viracta Subsidiary, Inc. (f/k/a Viracta Therapeutics, Inc.), a Delaware corporation (“Borrower”), whose address is 2533 South Coast Highway 101, Suite 201, Cardiff by the Sea, CA 92007.

RECITALS

A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 30, 2020 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.    Borrower has requested that Bank amend the Loan Agreement to (i) add certain provisions to allow Borrower’s parent company to be added as a co-borrower, and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.    Amendments to Loan Agreement.

2.1    Section 5.12 (Viracta Royalty). A new Section 5.12 is added to the Loan Agreement as follows:

5.12    Viracta Royalty. Viracta Royalty is in complete compliance with the covenant set forth in Section 6.6(d) of this Agreement.

2.2    Section 6.6 (Operating Accounts). A new clause (d) is added to Section 6.6 of the Loan Agreement as follows:

(d)    Borrower shall cause Viracta Royalty to transfer to Parent, within seven (7) days of receipt, all amounts received or held by Viracta Royalty other than those amounts which Viracta Royalty is contractually obligated to pay to Xoma (US) LLC and/or its successors and assigns (“Xoma”) pursuant to that certain Royalty Purchase Agreement, dated on or about March 20, 2021, by and between Xoma and Parent.

2.3    Section 9.8 (Borrower Liability). A new Section 9.8 is added to the Loan Agreement as follows:

9.8    Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Obligations, including, without limitation, all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899, and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

2.4    Section 13 (Definitions). Clause (g) of the defined term “Permitted Investments” in Section 13.1 is amended in its entirety and replaced with the following:

(g)    Investments (i) by Borrower in another Borrower, (ii) by Borrower in Subsidiaries (other than Viracta Royalty and Subsidiaries that are Borrowers hereunder) not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any twelve (12) month period, and (iii) by Subsidiaries (other than Subsidiaries that are Borrowers hereunder) in other Subsidiaries (other than Viracta Royalty) or in Borrower;

2.5    Section 13 (Definitions). The following term and its definition set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the ordinary voting power for the election of directors of Parent (determined on a fully diluted basis) other than by the sale of Parent’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) except as permitted by Section 7.3, at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary (other than directors’ qualifying shares or other similar shares as required by applicable law) of Borrower free and clear of all Liens (except Liens created by this Agreement).

2.6    Section 13 (Definitions). The following terms and their respective definitions are added to Section 13.1, in appropriate alphabetical order, as follows:

“Parent” means Viracta Therapeutics, Inc. (f/k/a Sunesis Pharmaceuticals, Inc.), a Delaware corporation.

“Viracta Royalty” means Viracta Royalty Fund, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent.

2.7    Exhibit A (Collateral). Exhibit A to the Loan Agreement is amended in its entirety and replaced with Exhibit A attached hereto.

2.8    Exhibit B (Loan Payment/Advance Request Form). Exhibit B to the Loan Agreement is amended in its entirety and replaced with Exhibit B attached hereto.

2.9    Exhibit C (Compliance Certificate). Exhibit C to the Loan Agreement is amended in its entirety and replaced with Exhibit C attached hereto.

3.    Limitation of Amendments.

3.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.    Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3    The organizational documents of Borrower most recently delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.    Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of July 30, 2020, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed (other than as set forth in written notices to Bank), as of the date hereof.

6.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

7.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.    Electronic Execution of Documents. Each party hereto may execute this Amendment by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

9.    Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) the due execution and delivery to Bank of an additional borrower joinder supplement, in form and substance satisfactory to Bank, pursuant to which Viracta Therapeutics, Inc. (f/k/a Sunesis Pharmaceuticals, Inc.), a Delaware corporation (“Parent”) shall become a co-borrower under the Loan Agreement, (c) the due execution and delivery to Bank by Parent of a Perfection Certificate and a Corporate Borrowing Certificate, each in form and substance satisfactory to Bank, (d) Bank’s receipt of copies, dated as of a recent date, of UCC, tax and judgment lien searches, as Bank may request, with respect to Parent accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements constitute Permitted Liens, (e) the Operating Documents and long-form good standing certificates of Parent certified by the Secretary of State (or equivalent agency) of Parent’s jurisdiction of organization or formation and each jurisdiction in which Parent is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the date hereof, (f) evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 of the Loan Agreement are in full force and effect with respect to Parent, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank, (g) all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, and (h) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

Silicon Valley Bank	Viracta Subsidiary, Inc. (f/k/a Viracta Therapeutics, Inc.)

By:	/s/ Kristine Rohmer	By:	/s/ Ivor Royston
Name:	Kristine Rohmer	Name:	Ivor Royston
Title:	Vice President II, Life Sciences	Title:	President and CEO

[signature page of First Amendment to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any interest of Borrower as a lessee or sublessee under a real property lease; (b) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (c) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank; (d) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, but only to the extent that pledging greater than sixty-five percent (65%) of such stock of such Foreign Subsidiary would result in a material net increase in tax liability for Borrower and such Foreign Subsidiary taken as a whole (taking into account (i) any applicable offsets related to credits for the underlying foreign income taxes in the case of additional US income taxes required to be paid as a result of a deemed dividend and (ii) the application of net operating loss carry forwards, if any); or (e) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Notwithstanding the foregoing, the Collateral shall exclude (i) the assets commonly known as “TAK-580/DAY101” and “vosaroxin” (the “Monetized Assets”), and (ii) automatically and as of such consummation, upon the consummation of a sale, license or other monetization (the “Asset Sale”) of the assets commonly known as “Vecabrutinib” and “SNS-510” (the “Sold Assets”), the Sold Assets; provided, however, that the Collateral shall include any consideration or other proceeds of the Monetized Assets and the Sold Assets received by Borrower, whether under a sale of the Monetized Assets or the Asset Sale or otherwise, whether now owned or hereafter acquired.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON Pacific Time.

Fax To: (858) 622-1424	Date:

LOAN PAYMENT:
VIRACTA THERAPEUTICS, INC. and VIRACTA SUBSIDIARY, INC.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $
Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)
Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C

COMPLIANCE STATEMENT

TO:	SILICON VALLEY BANK	Date:
FROM:	VIRACTA THERAPEUTICS, INC. and VIRACTA SUBSIDIARY, INC.

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), Borrower is in complete compliance for the period ending                      with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Statement	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) (beginning FY 2020)	FYE within 180 days	Yes No
Annual Board Approved Financial Projections	FYE within 30 days and more frequently as updated	Yes No

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)